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                                                                   Exhibit 10.12

                              CONSULTING AGREEMENT


      This consulting agreement is dated as of October 18, 2000, by and among Entertainment Finance International, LLC, a Delaware limited liability company ("EFI"), EFI Music Holdings LLC, a Delaware limited liability company ("Seller") and ConnectivCorp., a Delaware corporation ("Connectiv").

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. The Seller hereby retains Connectiv to provide assistance and consultation in connection with the sale to an unrelated third party (a "Purchaser") of the assets of Cakewalk BRE LLC ("BRE"), a New York limited liability company which includes the family of record labels known as 32 Records (the "BRE Assets"). Prior to any such sale, EFI intends to (i) acquire the BRE Assets pursuant to a foreclosure proceeding as permitted under the indenture between BRE, EFI and RZO Corporate Administration, Inc. (the "Indenture"), and
(ii) transfer the BRE Assets to EFI Music as a contribution to the capital of EFI Music.

      2. Connectiv shall assist Seller with all offers in connection with the sale of the BRE Assets and direct any interested Purchasers to Sellers, and assist them in connection with conducting due diligence and providing appropriate information to such prospective Purchasers. Connectiv will, at Seller's request, also assist in negotiating the terms of any sale of the BRE Assets and upon receiving any written and signed offers, convey such offers to Sellers. Upon acceptance by Seller of a bona fide offer in the form of a term sheet, the attorneys designated by Sellers will draft appropriate agreements and close thereon. All parties hereto shall bear their own costs and attorneys' fees. Connectiv shall keep Seller apprised of all outstanding expressions of interest by prospective Purchasers and on a periodic basis provide Seller with a status report on same.

      3. Connectiv will receive a fee in connection with the sale of the BRE Assets to a Purchaser which Connectiv directed to the Seller and in respect of such Purchaser, performed the services in accordance with and as described in paragraph 2 above (the "Fee"). The Fee shall be paid in cash upon the closing of the sale (such date, the "Closing Date") and shall be calculated as 10% of the BRE Sales Value; provided, however, the Fee shall, in no event, exceed $500,000:

      "BRE Sales Value" shall be equal to the net value received by the Sellers from the Purchaser on the Closing Date in respect of the BRE Assets ((i) whether in cash, stock assumption or refinancing of any debt or other consideration or combination of the foregoing, (ii) exclusive of all amounts on deposit in the reserve account established and maintained pursuant to the Indenture, (iii) exclusive of consideration received from the Purchaser by the Sellers in respect of assets which are not BRE Assets, and (iv) taking into account the present fair market value of the consideration received by Sellers for the BRE Assets. It is agreed that the BRE Sales Value attributable to the draft letter of intent dated September 27, 2000 between Audio on Demand Corp., d/b/a Online Music.com ("Online") and EFI Music is $3,825,000.

      4. Connectiv shall be responsible for fees of third parties retained by it, including fees to Marvin Katz in excess of the amount agreed to be paid by Online, which is currently $195,000, but not those of third parties retained by EFI or the Seller. Connectiv acknowledges that the current agreement of Online to pay a fee to Marvin Katz is not final and binding on Online and that neither Online nor EFI is currently bound by an agreement, either oral or written to either directly or indirectly, pay or bear the cost of any fee ultimately payable to Marvin Katz. EFI's sole obligation to pay a consulting fee to Connectiv in connection with the sale of the BRE Assets is set forth in paragraph 3 hereof. Connectiv will provide copies of applicable fee arrangements at such time as an offer is submitted to Seller for their approval.

      5. Seller shall pay the Fee at the closing of a transaction for the sale of the BRE Assets, in whatever form such sale is effectuated.

      6. EFI, the Seller or Connectiv may terminate this agreement upon five (5) days written notice to the other parties. Upon termination of this agreement, Connectiv's obligations hereunder shall immediately terminate; provided, however, if Seller or EFI should terminate this agreement, Connectiv shall nevertheless be entitled to the Fee as set forth in paragraph 3 above for any and all sales to Purchasers (including Online) who (a) had been directed to the Seller by Connectiv during the term of this agreement, (b) at such time, had provided the Seller with a bona fide offer in the form of a term sheet, and (c) within the 12 months following such date of termination, consummated such transaction with the Seller on terms substantially similar to those described in such term sheet. If Connectiv shall terminate this agreement, Connectiv shall not be entitled to any Fee (including if the Seller should sell the BRE Assets to Online).

      7. It is acknowledged and agreed by EFI and the Seller that Connectiv shall have no obligation whatsoever regarding the financial, legal, operation or other obligations or functions concerning the BRE Assets, and Connectiv's sole function hereunder or otherwise shall be as a consultant and facilitator in connection with the sale of the BRE Assets. It is further acknowledged and agreed that Connectiv is not liable to EFI or the Seller for the indebtedness arising out of the Indenture or other loan documents among EFI, Cakewalk LLC, BRE, 32 Records LLC and RZO Corporate Administration, Inc; PROVIDED, HOWEVER, that the foregoing does not release Connectiv from any claims, costs or expenses (including legal fees and expenses) in excess of $100,000 that EFI and the Seller (in the aggregate) may incur as a result of any action or omission on the part of Connectiv which directly or indirectly caused a material breach (as determined by a court of competent jurisdiction and other than with respect to the transfer of the RYKO Agreement contemplated herein) of the separateness covenants contained in Section 6.1(i) of the Management Agreement and Section
11.12 of the Indenture. Notwithstanding the foregoing, nothing in this paragraph shall create or shall be deemed to create responsibility on the part of Connectiv for any damages suffered by EFI or the Seller as a result of EFI's or the Seller's own actions.

      8. ConnectivCorp hereby releases and agrees to cause its affiliates to release EFI, its affiliates, their respective directors, officers and employees from any lender liability claims which may arise in connection with any actions taken by EFI, its affiliates, their respective directors, officers, and employees, on or before the date hereof in connection with the



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Loan Documents; PROVIDED, HOWEVER, such release shall not release EFI from liability resulting from or arising out of EFI's former status as an observer on the board of directors of Cakewalk LLC and its current status as an observer on the board of directors of ConnectivCorp which status EFI shall retain so long as EFI shall hold 1,000,000 or more shares or warrants of Connectiv.

      9. As partial consideration for the Seller entering into this Agreement, Connectiv shall on the date hereof, cause its wholly-owned subsidiary, 32 Records LLC to irrevocably assign and transfer to the Seller all of its rights under that certain distribution agreement, dated November 24, 1997, by and between REP Sales, Inc. and Cakewalk LLC (the predecessor-in-interest to 32 Records LLC) as amended (the "RYKO Agreement"). All notices from one party to the other party shall be sent to the other party's address by (i) delivery by a reputable courier service or by registered mail (return receipt requested) or
(ii) by facsimile transmission (or the equivalent transmission providing written confirmation of receipt at the facsimile number of the addressee) with a copy sent in either manner described in clause (i), all charges prepaid. The date of receipt or refusal to accept shall be the effective date of any such notice.

      10. NOTICES. All notices from one party to the other party shall be sent to the other party's address by (i) delivery by a reputable courier service or by registered mail (return receipt requested) or (ii) by facsimile transmission (or the equivalent transmission providing written confirmation of receipt at the facsimile number of the addressee) with a copy sent in either manner described in clause (i), all charges prepaid. The date of receipt or refusal to accept shall be the effective date of any such notice.

If to:

CONNECTIVCORP.
29 West 57th Street, 9th Floor
New York, New York 10107
Attn:  Robert Miller
Telecopy:  212-527-2408

with a copy to:

Baer Marks & Upham LLP
805 Third Avenue
New York, New York 10022
Attn:  Michael Blumenthal, Esq.
Telecopy:  212-702-5941

If to:
ENTERTAINMENT FINANCE                           EFI MUSIC HOLDINGS LLC
INTERNATIONAL, LLC                              110 West 57th Street
110 West 57th Street                            New York, New York 10019



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

New York, New York 10019                        Attn.:  Thomas Cyrana
Attn:  Thomas Cyrana                            Telecopy:  212-757-9821
Telecopy:  212-757-9821

in each case, with a copy to:

THE PRUDENTIAL INSURANCE COMPANY      -and-     WILLKIE FARR & GALLAGHER
OF AMERICA                                      787 Seventh Avenue
One Gateway Center                              New York, New York 10019
Newark, New Jersey 07102-5311                   Attn:  Richard Rudder, Esq.
Attn:  Ms. Andrea Kutschner

      11. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding among the parties with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

      12. SEVERABILITY. If any provision of this Agreement or the application of any provision hereof to any person or in any circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

      13. CONSENT TO JURISDICTION.

          (a) Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement or any other Transaction Document, and hereby irrevocably agrees that all claims in respect to any such action or proceeding may be heard and determined in such New York State court, or, to the extent permitted by law, in such Federal court. Each party hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each party hereto irrevocably consents to the service of any and all process in any suction action or proceeding by the mailing, or delivery, of copies of such process to such party at its address specified in
Section 8. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b) Nothing in this Section 11 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

      14. WAIVER OF JURY TRIAL. The parties hereto each waive their respective rights to a trial by jury of any claim or cause of action based upon or arising out of or related to this Agreement, or the transactions contemplated hereby, in any action, proceeding or other litigation of any type brought by any of the parties against any other party or parties, whether with respect to contract claims, tort claims, or otherwise. The parties hereto each agree that any such claim or cause of action shall be tried by a court trial with a jury. Without limiting the foregoing, the



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parties further agree that their respective right to a trial by jury is waived by operation of this Section 12 as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Agreement or any provision hereof the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement.

      15. CAPTIONS. Captions to Articles, Sections and subsections of this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.

      16. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

      17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute one and the same instrument.

      18. SURVIVAL. Notwithstanding any termination of this Agreement, the provisions of paragraphs 7 and 8 shall survive.


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

      IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized signatories of the parties hereto all as of the day and year first above written.



                            ENTERTAINMENT FINANCE
                            INTERNATIONAL, LLC, as Lender

                            By:     BJT HOLDING, INC, its Managing
                                        Member


                                    By:
                                       --------------------------------
                                       Name:
                                       Title:


                            CONNECTIVCORP.


                            By:
                               ---------------------------------------
                               Name:
                               Title:


                            EFI MUSIC HOLDINGS LLC


                            By:     Entertainment Finance
                                    International, LCC, its sole member

                            By:     BJT Holding, Inc., its Managing Member

                            By:
                               ---------------------------------------
                               Name:
                               Title:


                            By:
                               ---------------------------------------
                               Name:
                               Title:



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